Tanger Factory Outlet Centers, Inc.

News Release

For Release:IMMEDIATE RELEASE
Contact: Frank C. Marchisello, Jr.
 (336) 834-6834

TANGER REPORTS SECOND QUARTER 2007 RESULTS
12.1% Increase in Total FFO, 11.3% Increase in FFO Per Share,
14.5% Increase in Base Rental Rates on Signed Renewals

Greensboro, NC, August 2, 2007, Tanger Factory Outlet Centers, Inc. (NYSE:SKT) today reported funds from operations available to common shareholders (“FFO”), a widely accepted measure of REIT performance, for the three months ended June 30, 2007 increased 12.1% to $22.1 million, or $0.59 per share, as compared to FFO of $19.8 million, or $0.53 per share, for the three months ended June 30, 2006.  For the six months ended June 30, 2007, FFO increased 12.5% to $43.5 million, or $1.16 per share, as compared to FFO of $38.6 million, or $1.05 per share, for the six months ended June 30, 2006.

For the three months ended June 30, 2007, net income available to common shareholders increased 2.8% to $5.0 million or $0.16 per share, as compared to $4.9 million, or $0.16 per share for the second quarter of 2006.  During the first quarter of the previous year, Tanger recognized a net gain on the sale of real estate of $13.8 million.  As a result, the company reported net income available to common shareholders of $18.5 million, or $0.60 per share for the six months ended June 30, 2006, compared to $6.9 million, or $0.22 per share for the first six months of 2007.

Net income and FFO per share amounts above are on a diluted basis.  FFO is a supplemental non-GAAP financial measure used as a standard in the real estate industry to measure and compare the operating performance of real estate companies.  A complete reconciliation containing adjustments from GAAP net income to FFO is included in this press release.

Second Quarter Highlights

•	14.5% average increase in base rental rates on 286,000 square feet of signed renewals during the second quarter of 2007, 13.6% increase year to date

•	47.9% average increase in base rental rates on 108,000 square feet of re-leased space during the second quarter of 2007, 40.1% increase year to date

•	96.6% occupancy rate for wholly-owned properties, up 1.5% from March 31, 2007

•	$340 per square foot in reported same-space tenant sales for the rolling twelve months ended June 30, 2007, up 3.0% compared to the twelve months ended June 30, 2006

•	2.3% increase in same center net operating income, 2.7% increase year to date

•	31.7% debt-to-total market capitalization ratio, compared to 33.8% last year

•	3.25 times interest coverage ratio for the three months ended June 30, 2007 compared to 3.08 times last year

Stanley K. Tanger, Chairman of the Board and Chief Executive Officer, commented, “Our second quarter results were outstanding.  Our funds from operations per share increased 11.3%, while average tenant sales increased 3.0% during the second quarter of 2007.  Construction continues to proceed at our two newest locations, one south of Pittsburgh, Pennsylvania and the other in Deer Park, Long Island, New York.  Both projects are expected to open next year, providing future earnings growth for our company”.

Portfolio Operating Results

During the second quarter of 2007, Tanger executed 93 leases, totaling 394,000 square feet within its wholly-owned properties.  Lease renewals during the second quarter of 2007 accounted for 286,000 square feet and generated a 14.5% increase in average base rental rates on a straight-line basis. Base rental increases on re-tenanted space during the second quarter averaged 47.9% on a straight-line basis and accounted for the remaining 108,000 square feet.  For the first six months of 2007, 1,020,000 square feet of renewals generated a 13.6% increase in average straight-line base rental rates, and represented 65.6% of the 1,554,000 square feet originally scheduled to expire during 2007.  Re-tenanted space during the first six months totaled 429,000 square feet and generated a 40.1% increase in average base rental rates on a straight-line basis.

Same center net operating income increased 2.3% for the second quarter of 2007 compared to the same period in 2006 and 2.7% for the first six months of 2007.  Reported tenant comparable sales per square foot for the rolling twelve months ended June 30, 2007 increased 3.0% to $340 per square foot.

Investment and Other Activities

Tanger continues the development and leasing of two previously announced sites located in Washington County, south of Pittsburgh, Pennsylvania and in Deer Park (Long Island), New York.  The company has closed on the acquisition of the Pittsburgh development site land and site work is ongoing at this time.  Tenant interest in the Pittsburgh project remains strong, with leases for approximately 68% of the 308,000 square foot first phase signed and an additional 23% out for signature.  The company currently expects delivery of the initial phase in the second quarter of 2008, with stores opening in the third quarter of 2008.  The Pittsburgh center will be wholly owned by Tanger.

Demolition of the buildings located at the Deer Park site has been completed and construction is underway.  The company currently expects this center will contain over 800,000 square feet upon final build-out.  Site work and construction has begun on a 685,000 square foot initial phase and the company has approximately 38% of the space signed and an additional 24% out for signature.  Tanger currently expects the project will be delivered in the second quarter of 2008, with stores opening in the third quarter of 2008.   The Deer Park property is owned through a joint venture of which Tanger and two venture partners each own a one-third interest.

Tanger has signed an option on one potential new development site located in Mebane, North Carolina on the highly traveled Interstate 40/85 corridor.  The company also announced in May of this year in conjunction with the ICSC convention held in Las Vegas, that it has started the initial pre-development and leasing for two additional sites which it has under control.  These sites are located in Burlington, New Jersey at Exit 47 on Interstate I-295 and Port St. Lucie, Florida at Exit 118 on Interstate I-95.  Tenant interest in all three locations appears to be strong.  However, at this time, Tanger is in the initial study periods on all three of these potential new locations.  As such, there can be no assurance that any of these sites will ultimately be developed.

Financing Activities and Balance Sheet Summary

As of June 30, 2007, Tanger had $683.5 million of debt outstanding, equating to a 31.7% debt-to-total market capitalization ratio.  As of June 30, 2007, 98.8% of Tanger’s debt was at fixed interest rates and the company had $7.9 million outstanding on its $200.0 million in available unsecured lines of credit.  During the second quarter of 2007, Tanger continued to maintain a strong interest coverage ratio of 3.25 times, compared to 3.08 times during the second quarter of last year.

2007 FFO Per Share Guidance

Based on current market conditions and the strength and stability of its core portfolio, the company currently believes its net income for 2007, excluding gains or losses on the sale of real estate, will be between $0.68 and $0.76 per share and its FFO for 2007 will be between $2.40 and $2.48 per share.  The company’s earnings estimates do not include the impact of any potential gains on the sale of land parcels or the impact of any potential sales or acquisitions of properties.  The following table provides the reconciliation of estimated diluted FFO per share to estimated diluted net income available to common shareholders per share:

For the twelve months ended December 31, 2007:
                           Low Range           High Range
Estimated diluted net income per share, excluding
gain/loss on the sale of real estate                   $ 0.68         $ 0.76
Minority interest, depreciation and amortization uniquely
significant to real estate including minority interest
share and our share of joint ventures                    1.72             1.72

Estimated diluted FFO per share                         $ 2.40           $ 2.48

Second Quarter Conference Call

Tanger will host a conference call to discuss its first quarter results for analysts, investors and other interested parties on Friday, August 3, 2007, at 10:00 A.M. eastern time.  To access the conference call, listeners should dial 1-877-277-5113 and request to be connected to the Tanger Factory Outlet Centers Second Quarter Financial Results call.  Alternatively, the call will be web cast by CCBN and can be accessed at Tanger Factory Outlet Centers, Inc.'s web site at http://www.tangeroutlet.com/investorrelations/news.

A telephone replay of the call will be available from August 3, 2007 starting at 12:00 P.M. Eastern Time through August 17, 2007, by dialing 1-800-642-1687 (conference ID # 5576124).  Additionally, an online archive of the broadcast will also be available through August 17, 2007.

About Tanger Factory Outlet Centers

Tanger Factory Outlet Centers, Inc.(NYSE:SKT), a fully integrated, self-administered and self-managed publicly traded REIT, presently owns 30 outlet centers in 21 states coast to coast, totaling approximately 8.4 million square feet of gross leasable area.  Tanger also manages for a fee and owns a 50% interest in two outlet centers containing approximately 667,000 square feet and manages for a fee two outlet centers totaling approximately 229,000 square feet.  Tanger is filing a Form 8-K with the Securities and Exchange Commission that includes a supplemental information package for the quarter ended June 30, 2007. For more information on Tanger Outlet Centers, visit our web site at www.tangeroutlet.com.

Estimates of future net income per share and FFO per share are by definition, and certain other matters discussed in this press release regarding our re-merchandising strategy, the renewal and re-tenanting of space, tenant sales and sales trends, interest rates, funds from operations, the development of new centers, the opening of ongoing expansions, coverage of the current dividend and the impact of sales of land parcels may be, forward-looking statements within the meaning of the federal securities laws.  These forward-looking statements are subject to risks and uncertainties.  Actual results could differ materially from those projected due to various factors including, but not limited to, the risks associated with general economic and local real estate conditions, the availability and cost of capital, the company’s ability to lease its properties, the company’s inability to collect rent due to the bankruptcy or insolvency of tenants or otherwise, and competition.  For a more detailed discussion of the factors that affect our operating results, interested parties should review the Tanger Factory Outlet Centers, Inc. Annual Report on Form 10-K for the fiscal year ended December 31, 2006.

TANGER FACTORY OUTLET CENTERS, INC AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)

	Three months ended				Six months ended
	June 30,				June 30,
	2007		2006		2007		2006
	(unaudited)		(unaudited)		(unaudited)		(unaudited)
REVENUES
Base rentals (a)		$36,456		$33,879		$71,683	$66,844
Percentage rentals		1,662		1,398		3,130	2,556
Expense reimbursements		15,798		13,747		30,843	26,467
Other income (b)		1,596		1,504		3,097	2,859
Total revenues		55,512		50,528		108,753	98,726

EXPENSES
Property operating		17,916		15,995		34,921	30,760
General and administrative		4,907		4,077		9,184	8,158
Depreciation and amortization		15,539		13,593		34,026	29,543
Total expenses		38,362		33,665		78,131	68,461
Operating income		17,150		16,863		30,622	30,265
Interest expense		10,072		9,890		20,128	19,924
Income before equity in earnings of
unconsolidated joint ventures, minority
interest and discontinued operations		7,078		6,973		10,494	10,341
Equity in earnings of unconsolidated joint ventures		334		285		569	432
Minority interest in operating partnership		(987)		(969)		(1,357)	(1,350)
Income from continuing operations		6,425		6,289		9,706	9,423
Discontinued operations, net of minority interest (c)		---		---		---	11,713
Net income		6,425		6,289		9,706	21,136
Preferred share dividends		(1,407)		(1,406)		(2,813)	(2,621)
Net income available to common shareholders		$5,018		$4,883		$6,893	$18,515

Basic earnings per common share:
Income from continuing operations		$.16		$.16		$.22	$.22
Net income		$.16		$.16		$.22	$.61

Diluted earnings per common share:
Income from continuing operations		$.16		$.16		$.22	$.22
Net income		$.16		$.16		$.22	$.60

Funds from operations available to
common shareholders (FFO)		$22,146		$19,757		$43,457	$38,645
FFO per common share – diluted		$.59		$.53		$1.16	$1.05

Summary of discontinued operations (c)
Operating income from discontinued operations	$	---	$	---	$	---	$208
Gain on sale of real estate		---		---		---	13,833
Income from discontinued operations		---		---		---	14,041
Minority interest in discontinued operations		---		---		---	(2,328)
Discontinued operations, net of minority interest	$	---	$	---	$	---	$11,713

(a) Includes straight-line rent and market rent adjustments of $1,075 and $948 for the three months ended and $2,153 and $1,863 for the six months ended June 30, 2007 and 2006, respectively.
(b) Includes gains on sale of outparcels of land of $115 and $225 for the three and six months ended June 30, 2006.
(c) In accordance with SFAS No. 144”Accounting for the Impairment or Disposal of Long Lived Assets,” the results of operations for properties disposed of during the above periods in which we have no significant continuing involvement have been reported above as discontinued operations for all periods presented.

TANGER FACTORY OUTLET CENTERS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in thousands, except share data)

	June 30,	December 31,
	2007	2006
	(Unaudited)	(Unaudited)
ASSETS:
Rental property
Land	$130,138	$130,137
Buildings, improvements and fixtures	1,074,260	1,068,070
Construction in progress	39,728	18,640
	1,244,126	1,216,847
Accumulated depreciation	(296,319)	(275,372)
Rental property, net	947,807	941,475
Cash and cash equivalents	1,223	8,453
Investments in unconsolidated joint ventures	14,324	14,451
Deferred charges, net	49,795	55,089
Other assets	28,904	21,409
Total assets	$1,042,053	$1,040,877

LIABILITIES, MINORITY INTEREST AND SHAREHOLDERS’ EQUITY:
Liabilities
Debt
Senior, unsecured notes (net of discount of $796 and
$832, respectively)	$498,704	$498,668
Mortgages payable (including a debt premium of $2,260 and
$3,441, respectively)	176,850	179,911
Unsecured lines of credit	7,900	---
Total debt	683,454	678,579
Construction trade payables	27,840	23,504
Accounts payable and accrued expenses	26,656	25,094
Total liabilities	737,950	727,177

Commitments
Minority interest in operating partnership	37,191	39,024

Shareholders’ equity
Preferred shares, 7.5% Class C, liquidation preference $25 per share, 8,000,000 shares authorized, 3,000,000
shares issued and outstanding at June 30, 2007
and December 31, 2006	75,000	75,000
Common shares, $.01 par value, 150,000,000 shares authorized,
31,304,701 and 31,041,336 shares issued and outstanding
at June 30, 2007 and December 31, 2006, respectively	313	310
Paid in capital	349,599	346,361
Distributions in excess of earnings	(165,139)	(150,223)
Accumulated other comprehensive income	7,139	3,228
Total shareholders’ equity	266,912	274,676
Total liabilities, minority interest and shareholders’
equity	$1,042,053	$1,040,877

TANGER FACTORY OUTLET CENTERS, INC. AND SUBSIDIARIES
SUPPLEMENTAL INFORMATION
(in thousands, except per share, state and center information)

	Three months ended		Six months ended
	June 30,		June 30,
	2007	2006	2007	2006
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
FUNDS FROM OPERATIONS (a)
Net income	$6,425	$6,289	$9,706	$21,136
Adjusted for:
Minority interest in operating partnership	987	969	1,357	1,350
Minority interest, depreciation and amortization
attributable to discontinued operations	---	---	---	2,444
Depreciation and amortization uniquely significant to
real estate – consolidated	15,461	13,526	33,873	29,411
Depreciation and amortization uniquely significant to
real estate – unconsolidated joint ventures	680	379	1,334	758
Gain on sale of real estate	---	---	---	(13,833)
Funds from operations (FFO)	23,553	21,163	46,270	41,266
Preferred share dividends	(1,407)	(1,406)	(2,813)	(2,621)
Funds from operations available to common
shareholders	$22,146	$19,757	$43,457	$38,645
Funds from operations available to common
shareholders per share - diluted	$.59	$.53	$1.16	$1.05

WEIGHTED AVERAGE SHARES
Basic weighted average common shares	30,824	30,593	30,784	30,562
Effect of exchangeable notes	381	---	381	---
Effect of outstanding share and unit options	215	220	231	233
Effect of unvested restricted share awards	127	102	141	94
Diluted weighted average common shares (for earnings
per share computations)	31,547	30,915	31,537	30,889
Convertible operating partnership units (b)	6,067	6,067	6,067	6,067
Diluted weighted average common shares (for funds
from operations per share computations)	37,614	36,982	37,604	36,956

OTHER INFORMATION
Gross leasable area open at end of period -
Wholly owned	8,354	8,029	8,354	8,029
Partially owned – unconsolidated	667	402	667	402
Managed	229	293	229	293

Outlet centers in operation -
Wholly owned	30	29	30	29
Partially owned – unconsolidated	2	1	2	1
Managed	2	3	2	3

States operated in at end of period (c)	21	21	21	21
Occupancy at end of period (c) (d)	96.6%	96.2%	96.6%	96.2%

(a)
FFO is a non-GAAP financial measure.  The most directly comparable GAAP measure is net income (loss), to which it is reconciled.  We believe that for a clear understanding of our operating results, FFO should be considered along with net income as presented elsewhere in this report.  FFO is presented because it is a widely accepted financial indicator used by certain investors and analysts to analyze and compare one equity REIT with another on the basis of operating performance.  FFO is generally defined as net income (loss), computed in accordance with generally accepted accounting principles, before extraordinary items and gains (losses) on sale or disposal of depreciable operating properties, plus depreciation and amortization uniquely significant to real estate and after adjustments for unconsolidated partnerships and joint ventures.  We caution that the calculation of FFO may vary from entity to entity and as such the presentation of FFO by us may not be comparable to other similarly titled measures of other reporting companies.  FFO does not represent net income or cash flow from operations as defined by accounting principles generally accepted in the United States of America and should not be considered an alternative to net income as an indication of operating performance or to cash flows from operations as a measure of liquidity.  FFO is not necessarily indicative of cash flows available to fund dividends to shareholders and other cash needs.

(b)	The convertible operating partnership units (minority interest in operating partnership) are not dilutive on earnings per share computed in accordance with generally accepted accounting principles.

(c)
Excludes Myrtle Beach, South Carolina Hwy 17 and Wisconsin Dells, Wisconsin properties which are operated by us through 50% ownership joint ventures and two centers for which we only have management responsibilities.

(d)	Excludes our wholly-owned, non-stabilized center in Charleston, South Carolina.